Exhibit 99.1
NOTICE OF REDEMPTION IN FULL
ON JUNE 7, 2010
8.25% Senior Subordinated Notes due 2012 of
Pinnacle Entertainment, Inc.
CUSIP No. 723456AC3 and 723456AD1*
NOTICE IS HEREBY GIVEN, pursuant to Section 3.03 of that certain Indenture dated as of March 15, 2004, as supplemented (the “Indenture”), by and among Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), as issuer, the guarantors referred to in the Indenture, and The Bank of New York, as trustee (now The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York) (the “Trustee”), pertaining to the Company’s 8.25% Senior Subordinated Notes due 2012 (the “Notes”), that all outstanding Notes, totaling $200,000,000 in aggregate principal amount, will be redeemed on June 7, 2010 (the “Redemption Date”). The terms of the redemption shall be as follows:
a) The Notes are being redeemed pursuant to Paragraph (5) of the Notes and Section 3.07(c) of the Indenture.
b) The redemption price shall be equal to one hundred percent (100.000%) of the principal amount of the Notes, together with accrued and unpaid interest on the principal amount of the Notes to, but excluding, the Redemption Date (the “Redemption Price”).
c) The Redemption Price for a beneficial interest in a Note will be paid on or after the Redemption Date only upon presentation and surrender of such Note to the Trustee (which is also the Paying Agent) at the following address: The Bank of New York Mellon Trust Company, N.A., 111 Sanders Creek Parkway, East Syracuse, New York 13057 — Corporate Trust Operations, Redemption Unit. The telephone number for the Trustee is (315) 414-3600.
d) Interest on the Notes will cease to accrue on and after the Redemption Date, unless the Company defaults in making the redemption payment.

*	The Trustee is not responsible for the selection or use of the CUSIP numbers, and no representation is made as to the correctness or accuracy of the CUSIP numbers set forth above or printed on the Notes. The CUSIP numbers set forth above is included solely for the convenience of the holders of Notes.
This Notice of Redemption in Full is dated May 6, 2010.
PINNACLE ENTERTAINMENT, INC
Issuer